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                                                                   EXHIBIT 3.1.1

                           CERTIFICATE OF AMENDMENT OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                                  AVIGEN, INC.



         John Monahan, Ph.D. hereby certifies that:

         ONE: He is the duly elected and acting President and Chief Executive Officer of Avigen, Inc. (the "Corporation"). The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was October 22, 1992.

         TWO: Article IV.A. of the Corporation's Certificate of Incorporation is amended to read in its entirety as follows:

                  "A. This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is Fifty Five Million (55,000,000) shares. Fifty Million (50,000,000) shares shall be Common Stock, each having a par value of one tenth of one cent ($.001). Five Million (5,000,000) shares shall be Preferred Stock, each having a par value of one tenth of one cent ($.001)."

         THREE: The amendment to the Corporation's Certificate of Incorporation set forth above was duly adopted by the Board of Directors of the Corporation, and approved by the Stockholders, in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, AVIGEN, INC. has caused this Certificate of Amendment of Certificate of Incorporation to be signed by its President and Chief Executive Officer in Alameda, California, this November 17, 2000.


                              AVIGEN, INC.


                              By:  /s/  John Monahan
                                 ---------------------------------------------
                                         John Monahan, Ph.D.
                                         President and Chief Executive Officer


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